Exhibit 99.1

Contact:	Andy Albert/John Patenaude	Rich Coyle
	Nashua Corporation	Citigate Sard Verbinnen
	847-318-1710/603-880-2145	212-687-8080
NASHUA RECEIVES NEW YORK STOCK EXCHANGE NOTICE
REGARDING REVISED SHAREHOLDER EQUITY LISTING REQUIREMENTS
     NASHUA, N.H., August 4, 2005 — Nashua Corporation (NYSE: NSH) announced today that it received formal notice from the New York Stock Exchange (NYSE) on August 1, 2005 that Nashua currently does not meet certain revised NYSE continued listing criteria that now include a requirement that listed companies have a minimum of $75 million in stockholders’ equity and an average market capitalization of at least $75 million over a 30-day period. Beginning on August 8, 2005, the NYSE will disseminate on the consolidated tape a ‘.BC’ indicator to identify the Company as non-compliant and also will identify it as non-compliant on its web site.
Nashua’s stockholders’ equity was $65.8 million as of July 1, 2005, and its market capitalization, based on 6.2 million shares of common stock outstanding and a $8.35 per share closing price of Nashua’s common stock on July 29, 2005, was approximately $51.8 million.
     “The NYSE notification simply means that it has reset the bar in terms of the minimum size for companies that are listed on the New York Stock Exchange. We are reviewing our available alternatives, which include either working with NYSE or listing or quotation on another national exchange or market,” said Andrew Albert, Nashua’s Chairman, President and Chief Executive Officer. “Our listing status has no impact on our operations, financial status or on our future prospects.”
     Under the new NYSE rules, Nashua has 45 days to provide a plan to NYSE to become compliant with the more stringent requirements within 18 months or face possible delisting. In the event Nashua fails to meet the new listing requirements during this time period, NYSE would then commence delisting procedures for Nashua’s common stock.
About Nashua
     Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. Nashua’s products include thermal coated papers, pressure-sensitive labels, colored copier papers, bond, point of sale, ATM and wide-format papers, entertainment tickets, as well as toners, developers, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.

Forward-looking Statements
     This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “should,” “will,” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the impairment of good will, the settlement of various tax issues, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.